EXHIBIT 4

 Ainos

CONVERTIBLE PROMISSORY NOTE

Date:	______________________

Maker:	Ainos, Inc., a Texas Corporation

Payee:	Ainos, Inc., a Cayman Islands Corporation

Place for Payment:	8880 Rio San Diego Drive, Suite 800, San Diego, CA 92108

Principal Amount:	Maximum aggregate amount of $________________

Maturity:	____ months, payable on ___________, 20___

Interest Rate:	1.85% per annum, on unpaid principal and accrued interest from date

Conversion Price:	$0.20 per share

Terms of Usage (principal amount):

Maker shall request for and must receive prior approval from Payee before any disbursement of principal amount by Maker for any purpose, and a full accounting of disbursement(s) must be provided by Maker at any time upon request.

Terms of Payment (principal and interest):

Maker promises to pay to the order of Payee at Maturity at the Place for Payment the Principal Amount plus interest at the rate stated above.

If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall also pay Payee’s attorney’s fees in the amount of 10% of all amounts due.

Nothing in this note shall authorize the collection of interest in excess of the highest rate allowed by law.

This note may be paid in whole or in part at any time or from time to time, without penalty; provided, however, that Payee shall receive at least thirty (30) days prior written notice of Maker’s intent to make any payment on this Note not being made in response to a demand by Payee, and Payee may, at any time within the thirty days after receipt of such written notice, exercise his rights of conversion hereinafter set forth, in whole or in part. After any partial payment on this Note by Maker, Payee shall continue to hold his conversion rights with respect to the outstanding balance of this Note, and may exercise such from time to time during the term of this Note.

Ainos, Inc. ♦ 8880 Rio San Diego Drive, Suite 800 ♦ San Diego, CA 92108

Tel: (858) 869-2986 ♦ www.ainos.com

1

Ainos

Option to Convert to Maker’s Stock: At any time, and if Maker’s common voting stock is then listed or quoted on a trading market or on the OTC BB, Pink Sheets, OTC QB, QX or Nasdaq, Payee shall have the option to convert some or all of the unpaid principal and/or interest to Maker’s common voting stock at a conversion price of $0.20 per share. The date of conversion shall be the date written notice of conversion, specifying the dollar amount of accrued interest and principal converted, shall have been delivered by Payee to Maker, and such delivery may be by mail, delivery service, or electronically by email to an Executive Officer of Maker. Upon conversion, Payee shall hold such shares as restricted shares subject to Rule 144 promulgated under the U.S. Securities Act of 1933.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER ANY APPLICABLE STATE LAWS AND CANNOT BE TRANSFERRED OR RESOLD WITHOUT REGISTRATION UNDER SUCH ACT OR APPLICABLE STATE LAWS OR EXEMPTIONS THEREFROM. ACCORDINGLY, THE HOLDER OF THIS NOTE MAY NOT SELL OR OTHERWISE TRANSFER THIS NOTE PRIOR TO PAYMENT OR CONVERSION WITHOUT FIRST OBTAINING A WRITTEN OPINION FROM SECURITIES COUNSEL ACCEPTABLE TO MAKER THAT SUCH SALE OR TRANSFER IS LAWFUL AND WILL NOT CAUSE THE HOLDER TO BE DEEMED AN UNDERWRITER UNDER THE ACT.

Ainos, Inc., a Texas Corporation

By:
Chun-Hsien Tsai, CEO

Ainos, Inc. ♦ 8880 Rio San Diego Drive, Suite 800 ♦ San Diego, CA 92108

Tel: (858) 869-2986 ♦ www.ainos.com

2